EXHIBIT 99.1

                                                                             CNL


News Release

FOR INFORMATION CONTACT:
Paul H. Williams                                   Lauren Harris
Sr. Vice President of Corporate Strategy &         Vice President of Marketing
Capital Markets and Treasurer                      (407) 650-1205
(407) 650-3620
                                                           For Immediate Release
                                                           August 2, 2004


         CNL HOSPITALITY PROPERTIES, INC. REPORTS RESULTS OF OPERATIONS
                             FOR SECOND QUARTER 2004

ORLANDO, FL - August 2, 2004 - CNL Hospitality Properties, Inc., the nation's second largest hotel real estate investment trust ("REIT"), today announced results of operations for the second quarter 2004 and that it has changed its name to CNL Hotels & Resorts, Inc.

SECOND QUARTER HIGHLIGHTS

     [  ] TOTAL REVENUE INCREASED 266% FOR THE QUARTER - Total revenue was
          $394.0 and $627.8 million for the quarter and six months ended June 30, 2004, respectively, compared to $107.5 million and $203.2 million for the same periods in 2003.

     [ ] EARNINGS PER DILUTED SHARE INCREASED 400% FOR THE QUARTER - Net income was $7.3 million, or $0.05 per diluted share, and $10.3 million, or $0.07 per diluted share, for the quarter and six months ended June 30, 2004, respectively, compared to $1.0 million, or $0.01 per diluted share, and $7.4 million, or $0.10 for the quarter and six months ended June 30, 2003, respectively.

     [  ] FUNDS FROM OPERATIONS PER DILUTED SHARE INCREASED 43% FOR THE
          QUARTER - Funds from Operations ("FFO") was $50.8 million, or $0.33 per diluted share, and $85.1 million, or $0.59 per diluted share, for the quarter and six months ended June 30, 2004, respectively, compared to $17.6 million, or $0.23 per diluted share, and $38.8 million, or $0.54 per diluted share, for the quarter and six months ended June 30, 2003, respectively.

     [ ] EBITDA INCREASED 262% FOR THE QUARTER - EBITDA, which is earnings before interest expense, income taxes, depreciation and amortization, was $96.8 million and $155.7 million for the quarter and six months ended June 30, 2004, respectively, compared to $26.8 million and $54.4 million for the same periods in 2003.

PROPERTY OPERATING PERFORMANCE
Included in this release are non-GAAP financial measures, such as RevPAR, ADR, FFO, FFO per diluted share and EBITDA, within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in Financial & Additional Information included elsewhere in this press release for information regarding these non-GAAP financial measures including their reconciliation to net income.

RevPAR for our 60 Comparable hotels and resorts increased by 17.9% in the second quarter, as compared to the same period of the prior year, resulting from an 8.5 percentage point increase in occupancy to 76.8% and a 4.8% gain in ADR to $112.65. Total Comparable hotel and resort EBITDA margins (EBITDA divided by Total Revenue) improved in the second quarter by 4.0 percentage points to 28.8%. For the year to date period, RevPAR for our 55 Comparable hotels and resorts increased 14.2% as compared to the same period of the prior year, resulting from a 6.3 percentage point increase in occupancy to 74.6% and a 4.6% gain in ADR to $112.44. Total Comparable hotel and resort EBITDA margins improved for the first half of the year by 3.0 percentage points to 29.0%.

RevPAR for our 108 Adjusted Comparable hotels and resorts increased by 12.8% in the second quarter as compared to the same period of the prior year, resulting from a 6.2 percentage point increase in occupancy to 74.5% and a 3.5% gain in ADR to $128.39. Total Adjusted Comparable hotel and resort EBITDA margins improved in the second quarter by 1.5 percentage points to 29.9%. For the year to date period, RevPAR increased 9.4% for these hotels and resorts as compared to the same period of the prior year, resulting from a 4.8 percentage point increase in occupancy to 72.6% and a 2.1% gain in ADR to $133.44. Total Adjusted Comparable hotel and resort EBITDA margins improved for the first half of the year by 1.3 percentage points to 31.5%.

We define Comparable hotels and resorts as properties we owned at the beginning of and for the entirety of both periods being compared. We consider 60 properties for the quarter ended June 30, 2004, and 55 properties for the six months ended June 30, 2004 to be Comparable. We define our 108 Adjusted Comparable hotels and resorts as properties owned as of June 30, 2004, and exclude those properties that: (i.) were opened or underwent significant renovations during the periods being compared, (ii.) changed reporting periods during the periods being compared. For these Adjusted Comparable hotels and resorts, operating data for our non-ownership period are included. Properties held for sale are not included for both Comparable and Adjusted Comparable hotels and resorts.

RECENT ANNOUNCEMENTS
On April 29, 2004, we entered into a merger agreement to acquire our external advisor, CNL Hospitality Corp. ("CHC"). In the merger, all of the outstanding shares of capital stock of CHC will be exchanged for shares of our common stock valued at approximately $267.3 million, as well as approximately $29.7 million in cash and the assumption of approximately $10.5 million of debt as well as the assumption of CHC's other liabilities.

On July 20, 2004, we filed our amended Registration Statement on Form S-3 in connection with our firm underwritten offering of 35.0 million shares of our common stock at an offering price range between $19 and $21. We have also been approved to list all of our shares of common stock on the New York Stock Exchange under the symbol "CHO" subject to official notice of issuance.

At our 2004 Annual Stockholders Meeting held on July 30, 2004, our stockholders approved the following important proposals: (i) election of our Board of Directors, (ii) approval of our merger with our external advisor, CNL Hospitality Corp., (iii) approval of a 1-for-2 reverse stock split, (iv) approval of our incentive compensation plan, (v) approval of an increase to our authorized shares of common and preferred stock, and (vi) approval of additional amendments to our Charter and a change of our name to CNL Hotels & Resorts, Inc. Each of these proposals will be effective on or before August 9, 2004. All share and per share data has been adjusted to reflect the reverse stock split.

ACQUISITIONS & DISPOSITIONS
On April 2, 2004, we acquired all of the outstanding capital stock of KSL Recreation Corporation ("KSL") for approximately $1.4 billion in cash and estimated closing costs, as well as the assumption of $794 million of long-term indebtedness and the assumption of KSL's other liabilities and the payment of certain other acquisition fees. In connection with this acquisition, we executed a $1.1 billion short-term loan with an affiliate of Deutsche Bank Securities Inc. that bears interest at one-month LIBOR plus 2.75% and matures in January 2005. This purchase resulted in our ownership of six luxury and upper-upscale destination resorts including Grand Wailea Resort Hotel & Spa in Maui, Hawaii; La Quinta Resort & Club and PGA West in La Quinta, California; Arizona Biltmore Resort & Spa in Phoenix, Arizona; and Doral Golf Resort & Spa in Miami, Florida.

In April 2004, we completed the sale of 2.5 million shares of common stock of Hersha Hospitality Trust, a publicly-traded hotel REIT and a joint venture partner of ours, for approximately $25 million of gross proceeds. In connection with this sale we recorded a gain of approximately $8.0 million.

In July 2004, we sold two properties for gross proceeds of approximately $11 million in two separate transactions with unaffiliated buyers. These properties, which were previously held for sale, were initially acquired as part of our acquisition of RFS Hotel Investors in 2003.

FINANCING TRANSACTIONS
In May 2004, we repurchased, through a tender offer, $80.7 million in unsecured 9.75% high-yield notes. As a result of the repurchase we recorded a one-time charge of approximately $14.0 million.

We have obtained a commitment from an affiliate of Deutsche Bank Securities Inc. for a $1.0 billion secured mortgage loan to mature in 2007, including two additional one-year extensions at our option. This loan will be collateralized by three of our properties acquired in the KSL acquisition, the Grand Wailea Resort Hotel & Spa, the La Quinta Resort & Club and the Doral Golf Resort & Spa. It will bear interest at a floating rate equal to LIBOR plus 2.40%. We intend to enter into interest rate protection agreements with respect to this loan that would fix the interest rate at approximately 5.85% per annum on $500 million of the principal amount for three years and would cap LIBOR on the remaining $500 million at 5.00% per annum for three years. We expect to close this financing transaction in connection with our underwritten offering. Proceeds from this loan in addition to cash on hand will be used to repay the short-term loan entered into in connection with the acquisition of KSL.

We have also obtained a commitment for a $500 million secured revolving credit facility with an affiliate of Banc of America Securities LLC and an affiliate of Deutsche Bank Securities Inc. We expect this secured revolving facility to have an initial term of three years and be available to finance any acquisitions of hotel and resort properties or portfolios of properties and for other working capital needs. We expect that this secured revolving facility will be secured by a pool of approximately 33 of our hotels and resorts and bear interest at LIBOR plus 2.50% per annum. We intend to close the secured revolving facility and to obtain funding in connection with the closing of our underwritten offering.

ABOUT CNL HOSPITALITY PROPERTIES, INC.
CNL Hospitality Properties, Inc., now renamed CNL Hotels & Resorts, Inc., is the nation's second largest hotel REIT. The company owns and manages one of the most distinctive portfolios in the lodging industry. With a focus on distinctive luxury and upper upscale hotels and resorts, the $6 billion portfolio includes more than 130 hotels and resorts across North America that operate under both independent and corporate brands such as Marriott, Hilton and Hyatt.

                                       ###

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995

Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about future events such as the closing of the firm underwritten offering, financings, our merger with CHC and the preliminary purchase price allocations we have made for the properties acquired in connection with the acquisition of KSL Recreation Corporation. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Although the Company believes its current expectations are based upon reasonable assumptions, the Company can give no assurance that expectations will be attained or that actual results will not differ materially.

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


                       FINANCIAL & ADDITIONAL INFORMATION

                                TABLE OF CONTENTS



FINANCIAL INFORMATION
         Consolidated Balance Sheet                                         6
         Consolidated Statement of Income                                   7
         Reconciliation of Net Income to Funds From Operations              8
         Reconciliation of Net Income to EBITDA                             8
         Notes to Financial Information                                     9



PORTFOLIO INFORMATION
         Property Operating Data                                            12
         Supplemental Property Operating Data                               13

              CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                  JUNE 30,                DECEMBER 31,
                                                                                    2004                      2003
                                                                          ---------------------------------------------------
         ASSETS

         Hotel and resort properties, net                                           $     4,840,273          $     3,357,376

         Investments in unconsolidated subsidiaries                                          25,432                   30,714

         Real estate held for sale                                                           29,588                   29,550

         Cash and cash equivalents                                                          199,615                  147,694

         Restricted cash                                                                    139,672                   60,105

         Receivables, net                                                                   110,989                   55,410

         Goodwill                                                                           666,258                   33,100

         Other intangible assets, net                                                       366,870                   49,897

         Prepaid expenses and other assets                                                   90,719                   68,388

         Loan costs, net                                                                     27,695                   18,918

         Deferred income taxes, net                                                          35,529                   25,826
                                                                          ---------------------------------------------------
                                                                                    $     6,532,640          $     3,876,978
                                                                          ===================================================
         LIABILITIES AND STOCKHOLDERS' EQUITY

         Mortgages payable and accrued interest                                     $     3,496,299          $     1,650,277

         Line of credit                                                                      24,073                   24,073

         Accounts payable and accrued expenses                                              165,624                   68,909

         Other liabilities                                                                   69,889                   24,290

         Due to related parties                                                              17,206                   11,570

         Member deposits                                                                    202,125                        -
                                                                          ---------------------------------------------------
              Total liabilities                                                           3,975,216                1,779,119
                                                                          ---------------------------------------------------

         Commitments and contingencies

         Minority interests                                                                 152,706                  157,118
                                                                          ---------------------------------------------------

         Stockholders' equity:
            Preferred stock, without par value (1).
                  Authorized and unissued 1,500 shares                                            -                        -
            Excess shares, $.02 par value per share (1).
                  Authorized and unissued 31,500 shares                                           -                        -
            Common stock, $.02 par value per share (1).
                  Authorized 225,000 shares; issued 153,428
                  and 121,876 shares, respectively; outstanding
                  152,236 and 121,121 shares, respectively                                    3,046                    2,424

            Capital in excess of par value                                                2,727,576                2,164,275

            Accumulated distributions in excess of net income                             (321,447)                (222,334)

            Accumulated other comprehensive loss                                            (4,457)                  (3,624)

                                                                          ---------------------------------------------------
            Total stockholders' equity                                                    2,404,718                1,940,741
                                                                          ---------------------------------------------------
                                                                                    $     6,532,640          $     3,876,978
                                                                          ===================================================
       (1) All share amounts reflect the effect of the reverse stock split.

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                                       6
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


                                    CNL HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES
                                  CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              QUARTER ENDED                      SIX MONTHS ENDED
                                                                 JUNE 30,                            JUNE 30,
                                                           2004           2003 (1)            2004             2003 (1)
                                                      ---------------    ------------    ---------------    ---------------
Revenues:

  Room                                                $      218,382     $   67,982       $    370,561         $  128,214
  Food and beverage                                           99,070         20,734            148,862             38,485
  Other hotel and resort operating departments                54,557          5,668             68,533             11,446
  Rental income from operating leases                          9,380          7,913             18,496             15,729
  Gain on sale of securities                                   8,026              -              8,026                  -

  Credit enhancement revenue                                   2,992          3,667              9,368              6,412

  Interest and other income                                    1,604          1,554              3,951              2,870
                                                      ---------------    ------------    ---------------    ---------------
                                                             394,011        107,518            627,797            203,156
                                                      ---------------    ------------    ---------------    ---------------
Expenses:

  Room                                                        50,945         15,661              87,557             29,277
  Food and beverage                                           66,513         15,733             103,337             28,095
  Other hotel and resort operating departments                31,087          3,211              39,333              7,084
  Property operations                                         66,307         20,268             112,121             36,472
  Repairs and maintenance                                     15,331          4,624              25,883              8,507
  Hotel and resort management fees                            10,515          3,557              17,673              6,308
  Sales and marketing                                         21,937          6,750              37,418             12,565
  Interest and loan cost amortization                         43,838         11,199              69,956             19,703
  General operating and administrative                         7,128          3,519              12,125              5,654
  Asset management fees to related party                       7,300          2,640              12,246              4,983
  Depreciation and amortization                               45,334         14,575              76,224             27,278

  Loss on extinguishment of debt                              14,037              -              14,037                  -
                                                      ---------------    ------------    ---------------    ---------------
                                                             380,272        101,737             607,910            185,926
                                                      ---------------    ------------    ---------------    ---------------

Income from continuing operations before equity in
    losses of unconsolidated subsidiaries, minority
    interests and income tax (expense) benefit                13,739          5,781              19,887             17,230

Equity in losses of unconsolidated subsidiaries               (3,397)        (4,796)             (6,032)            (8,489)

Minority interests                                            (3,685)            (2)             (5,937)            (1,321)
                                                      ---------------    ------------    ---------------    ---------------
Income from continuing operations before income tax
   (expense) benefit                                           6,657            983               7,918              7,420

 Income tax (expense) benefit                                   (309)             -                811                 -
                                                      ---------------    ------------    ---------------    ---------------

 Income from continuing operations                             6,348            983               8,729              7,420

 Income from discontinued operations                             984              -               1,573                 -
                                                       ---------------    ------------    ---------------    ---------------
 Net income                                             $      7,332       $    983        $     10,302              7,420
                                                       ===============    ============    ===============    ===============

 Earnings per share of common stock (basic and diluted)
   (2):


   Continuing operations                                $       0.04      $    0.01        $       0.06      $        0.10


   Discontinued operations                              $       0.01      $     -          $       0.01      $          -
                                                       ---------------    ------------    ---------------    ---------------
                                                        $       0.05      $    0.01        $       0.07      $        0.10
                                                       ===============    ============    ===============    ===============
   Weighted average number of shares of Common stock
   outstanding (2):
     Basic and diluted                                       151,550         76,834             143,613             71,904
                                                       ===============    ============    ===============    ===============

     (1) Historical financial statements have been restated for the effect of adopting Statement of Financial Accounting Standards
         Interpretation No. 46, "Consolidation of Variable Interest Entities."
     (2) All share and per share amounts reflect the effect of the reverse stock split.


The following is a reconciliation of net income to FFO and FFO per diluted share for the quarter and six months ended June 30 (in thousands except share and per share data):

                                                                     QUARTER                             SIX MONTHS
                                                                  ENDED JUNE 30,                       ENDED JUNE 30,
                                                            2004 (1)          2003 (2)           2004 (1)           2003 (2)
                                                         ----------------   --------------    ----------------    -------------

Net income                                               $         7,332      $      983       $       10,302      $     7,420
     Adjustments:

         Effect of unconsolidated subsidiaries                     3,573            3,441               7,143            6,712

         Effect of minority interest                              (3,009)          (1,399)             (6,048)          (2,622)
         Depreciation and amortization of real estate
assets                                                            42,855           14,575              73,695           27,278
                                                         ----------------   --------------    ----------------    -------------

Funds from operations                                     $       50,751       $   17,600      $       85,092      $    38,788
                                                         ================   ==============    ================    =============

Funds from operations per share (basic and diluted) (3)   $         0.33       $     0.23      $         0.59      $      0.54
                                                         ================   ==============    ================    =============
Weighted average shares (basic and diluted) (3)                  151,550           76,834             143,613           71,904
                                                         ================   ==============    ================    =============


The following is a reconciliation of net income to EBITDA for the quarter and six months ended June 30 (in thousands):

                                                                         QUARTER                              SIX MONTHS
                                                                     ENDED JUNE 30,                         ENDED JUNE 30,
                                                               2004 (1)           2003 (2)           2004 (1)           2003 (2)
                                                          ----------------    --------------    ---------------    ----------------

Net income                                                $      7,332         $      983      $      10,302       $     7,420
     Adjustments:

         Interest and loan cost amortization                    43,838             11,199             69,956            19,703

         Income tax expense (benefit)                              309               -                  (811)             -

         Depreciation and amortization                          45,334             14,575             76,224            27,278
                                                            ----------------   --------------    ---------------    ----------------

EBITDA                                                    $     96,813         $   26,757      $     155,671        $   54,401
                                                          ================     ==============    ===============    ================



(1)   Results of operations for the quarter and six months ended June 30, 2004 does not include $4.5 million in net cash flows received for member deposits.
(2)   Historical financial statements have been restated for the effect of adopting Statement of Financial Accounting Standards
      Interpretation No. 46, "Consolidation of Variable Interest Entities."
(3)   All share and per share amounts reflect the effect of the reverse stock split.



                         Notes to Financial Information


NON-GAAP FINANCIAL MEASURES
We have included in this press release certain non-GAAP financial measures which are not calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP") within the meaning of applicable SEC rules. The measures include RevPAR, ADR, FFO, FFO per diluted share, EBITDA and EBITDA margin. The following discussion defines these terms and why we feel they are helpful in understanding our performance.

PROPERTY OPERATING DATA
Our results of operations are highly dependent upon the operations of our hotel and resort properties. To evaluate the financial condition and operating performance of our properties, management regularly reviews operating statistics such as revenue per available room ("RevPAR"), average daily room rate ("ADR") and occupancy. RevPAR is a commonly used measure within the lodging industry to evaluate hotel and resort operations. We define RevPAR as (i.) the average daily room rate, or ADR, charged, multiplied by (ii.) the average daily occupancy achieved. We define ADR by dividing room revenue by the total number of rooms occupied by hotel and resort guests on a paid basis during the applicable period. RevPAR does not include revenue from food and beverage, telephone services or other guest services generated by the property. Although RevPAR does not include these ancillary revenues, we consider this measure to be the leading indicator of core revenues for many hotels and resorts. We closely monitor what causes changes in RevPAR because changes that result from occupancy as compared to those that result from room rate have different implications on overall revenue levels, as well as incremental operating profit. For example, increases in occupancy at a hotel or resort may lead to increases in ancillary revenues, such as food and beverage and other hotel and resort amenities, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates would not result in these additional room-related costs. For this reason, while operating profit would typically increase when occupancy rises, RevPAR increases due to higher room rates would have a greater impact on our profitability. The data available to make comparisons is limited by the amount, timing and extent of recent acquisitions we have made.

FUNDS FROM OPERATIONS
We consider FFO (and FFO per diluted share) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income. We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income or loss determined in accordance with GAAP, excluding gains or losses from sales of property plus depreciation and amortization (excluding amortization of deferred financing costs) of real estate assets, and after adjustments for the portion of these items related to our unconsolidated partnerships and joint ventures. In October 2003, NAREIT issued additional guidance modifying the definition of FFO. The first modification revised the treatment of asset impairment losses and impairment losses incurred to write-down assets to their fair value at the date assets are classified as held for sale, to include such losses in FFO. Previously, such losses were excluded from FFO consistent with the treatment of gains and losses on property sales. The second modification clarified the treatment of original issue costs and premiums paid on preferred stock redemptions to deduct such costs and premiums in determining FFO available to common stockholders. This modification was consistent with the recently clarified treatment of these costs under GAAP. We adopted the modifications to the definition of FFO effective with our reported results for the first quarter of 2004. To date, we have had no losses or other impairments on asset sales.

In calculating FFO, net income is determined in accordance with GAAP and includes the noncash effect of scheduled rent increases throughout the lease terms. This is a GAAP convention requiring real estate companies to report rental revenue based on the average rent per year over the life of the leases. We believe that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. We also believe FFO captures trends in occupancy rates, rental rates and operating costs. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP, which assumes that the value of real estate diminishes predictably over time. In addition, we believe FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, particularly in the lodging industry. However, FFO (i.) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii.) is not necessarily indicative of cash flow available to fund cash needs and (iii.) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of our operating performance. FFO, as presented, may not be comparable to similarly titled measures reported by other equity REITs. Accordingly, we believe that in order to facilitate a clear understanding of our consolidated historical operating results, FFO should be considered only as supplemental information and only in conjunction with our net income as reported in the accompanying consolidated financial statements and notes thereto.

EBITDA

Earnings before interest expense, income taxes, depreciation and amortization EBITDA is defined as income (losses) from continuing operations excluding: (i.) interest expense, (ii.) income tax benefit or expense; and (iii.) depreciation and amortization. We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance. By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and our capital structure. By excluding depreciation and amortization expense, which can vary by property based on factors unrelated to hotel and resort performance, we and our investors can more accurately assess the financial performance of our portfolio. Our management also uses EBITDA as one measure in determining the value of acquisitions and dispositions. In addition, we believe EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, particularly in the lodging industry. However, because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements of our business, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to interest rate changes or increased borrowings. EBITDA should be considered only as a supplement to net income (computed in accordance with GAAP) as a measure of our operating performance. Other equity REITs may calculate EBITDA differently than we do and, accordingly, our calculation of EBITDA may not be comparable to such other REITs' EBITDA.

LIMITATIONS ON THE USE OF NON-GAAP FINANCIAL MEASURES
RevPAR, ADR, FFO, FFO per diluted share, EBITDA and EBITDA margin (i.) do not represent cash generated from operating activities determined in accordance with GAAP (which, unlike these measures, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii.) are not necessarily indicative of cash flow available to fund cash needs and (iii.) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of our operating performance. These measures, as presented, may not be comparable to similarly titled measures reported by other companies. Accordingly, we believe that in order to facilitate a clear understanding of our consolidated historical operating results, these measures should be considered only as supplemental information and only in conjunction with our net income as reported in the accompanying unaudited consolidated financial statements and notes thereto.

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

                                                       CNL HOSPITALITY PROPERTIES, INC.
                                                           PROPERTY OPERATING DATA
                                                      COMPARABLE HOTELS AND RESORTS (1)


                                                             QUARTER ENDED JUNE 30, 2004
                      ----------------------------------------------------------------------------------------------------------
                                                  VAR.                    VAR.                   VAR.                    VAR.
                                                  (PPT.)                  (%)                    (%)        EBITDA      (PPT.)
                                                  TO                      TO                     TO         MARGIN       TO
                      HOTELS      OCCUPANCY       2003         ADR        2003       REVPAR      2003        (3)         2003
                      --------    -----------     ------     ---------    -----     ---------    -------    ---------    -------

Consolidated

   Upper Upscale        14           75.9%         6.8        $120.35     2.0%        $91.35      12.0%      24.8%        3.4
   Upscale              26           75.9          6.3          93.02     6.6          70.62      16.3        36.6        2.1
   Midscale              5           77.8          2.3          75.50     3.1          58.73      6.2         38.7        1.2
                      --------    -----------     ------     ---------    -----     ---------    -------    ---------    -------
Total Consolidated      45           76.0%         6.3        $106.10     3.9%        $80.66      13.4%      28.7%        3.0

Unconsolidated           3           80.7         15.3         156.60     5.5         126.43      30.1        27.8        6.7
                      --------    -----------     ------     ---------    -----     ---------    -------    ---------    -------
Subtotal                48           77.0%         8.2        $117.21     5.3%        $90.27      17.9%       28.4%       4.2

Triple Net Lease (2)    12           75.9         10.0          91.56     2.9          69.51      18.5        31.5        3.0
                      --------    -----------     ------     ---------    -----     ---------    -------    ---------    -------
Total                   60           76.8%         8.5        $112.65     4.8%        $86.53      17.9%      28.8%        4.0



                                                           SIX MONTHS ENDED JUNE 30, 2004
                      ----------------------------------------------------------------------------------------------------------
                                                  VAR.                    VAR.                   VAR.                    VAR.
                                                  (PPT.)                  (%)                    (%)        EBITDA      (PPT.)
                                                  TO                      TO                     TO         MARGIN       TO
                      HOTELS      OCCUPANCY       2003         ADR        2003       REVPAR      2003        (3)         2003
                      --------    -----------     ------     ---------    -----     ---------    -------    ---------    -------
Consolidated
   Upper Upscale         9           73.6%         5.1        $114.84    (0.8%)     $  84.56      6.5%       23.7%        0.6
   Upscale              26           72.8          4.4          94.56     5.5          68.87      12.4        36.3        1.9
   Midscale              5           78.2          2.7          75.89     4.8          59.33      8.6         38.4        1.4
                      --------    -----------     ------     ---------    -----     ---------    -------    ---------    -------
Total Consolidated      40           73.5%         4.6        $102.05                 $75.06      9.3%       28.8%        1.3
                                                                          2.4%
Unconsolidated           3           79.8         11.3         162.80     7.3         129.96      24.9        28.8        5.2
                      --------    -----------     ------     ---------    -----     ---------    -------    ---------    -------
Subtotal                43           75.0%         6.2        $117.34                 $88.04      14.3%      28.8%        2.7
                                                                          4.9%
Triple Net Lease (2)    12           72.9          6.8          92.05     3.1          67.10      13.7        30.2        4.3
                      --------    -----------     ------     ---------    -----     ---------    -------    ---------    -------
Total                   55           74.6%         6.3        $112.44     4.6%        $83.89      14.2%      29.0%        3.0



(1) We define Comparable hotels and resorts as properties that we owned at the beginning of and for the entirety of both periods being compared.

(2) Our operating results include only lease payments from these properties, as we do not directly participate in their operating revenues or expenses.

(3) EBITDA Margin is calculated as EBITDA divided by Total Revenues.


                                                          CNL HOSPITALITY PROPERTIES, INC.
                                                        SUPPLEMENTAL PROPERTY OPERATING DATA
                                                     ADJUSTED COMPARABLE HOTELS AND RESORTS (1)


                                                                 QUARTER ENDED JUNE 30, 2004
                                                           SIX MONTHS ENDED JUNE 30, 2004
                      -------------------------------------------------------------------------------------------------------------
                                                       VAR.                    VAR.                   VAR.                    VAR.
                                                       (PPT.)                  (%)                    (%)        EBITDA      (PPT.)
                                                       TO                      TO                     TO         MARGIN       TO
                         HOTELS      OCCUPANCY         2003         ADR        2003       REVPAR      2003        (3)         2003
                        --------    -----------       ------     ---------    -----     ---------    -------    ---------    -------
    Consolidated
       Luxury Resort         5            76.6%        2.8         $258.58      4.6%     $197.99      8.6%        33.9%       (0.1)
       Upper Upscale        26            72.6         6.9          124.60      0.7        90.42      11.3        24.3        2.0
       Upscale              28            75.9         6.1           92.60      6.6        70.32      15.9        36.6        2.0
       Midscale             31            70.7        (0.5)          74.32      2.6        52.57      1.8         30.5       (2.8)
                          --------     -----------    -------     ---------    ------   ---------    -------    ---------    -------
    Total Consolidated      90            73.5%        4.6         $129.99      3.1%      $95.55      10.0%       30.0%       0.7
    Unconsolidated           3            80.7         15.3         156.60      5.5       126.43      30.1        27.8        6.7
                          --------     -----------    -------     ---------    ------   ---------    -------    ---------    -------
    Subtotal                93            74.3%        5.8         $133.13      3.7%      $98.91      12.4%       29.7%       1.4
    Triple Net Lease (2)    15            76.0         9.2           91.94      3.0        69.91      17.2        32.5        2.7
                          --------     -----------    -------     ---------    ------   ---------    -------    ---------    -------
    Total                   108           74.5%        6.2         $128.39      3.5%      $95.64      12.8%       29.9%       1.5



                                                               SIX MONTHS ENDED JUNE 30, 2004
                          ----------------------------------------------------------------------------------------------------------
                                                       VAR.                    VAR.                   VAR.                    VAR.
                                                       (PPT.)                  (%)                    (%)        EBITDA      (PPT.)
                                                       TO                      TO                     TO         MARGIN       TO
                         HOTELS      OCCUPANCY         2003         ADR        2003       REVPAR      2003        (3)         2003
                        --------    -----------       ------     ---------    -----     ---------    -------    ---------    -------
    Consolidated
       Luxury Resort         5            76.8%        3.4         $269.29      1.1%     $206.82      5.8%       36.8%        0.9
       Upper Upscale        26            70.5         5.5          130.07     (1.3)       91.70      7.1         25.9        0.6
       Upscale              28            72.9         4.3           94.22      5.4        68.70      12.0        36.3        1.8
       Midscale             31            68.3        (0.0)          74.84      2.4        51.10      2.3         29.8       (3.0)
                          --------     -----------    -------     ---------    ------   ---------    -------    ---------    -------
    Total Consolidated      90            71.5%        3.8         $135.40      1.2%      $96.85      6.9%       31.9%        0.6
    Unconsolidated           3            79.8         11.3         162.80      7.3       129.96      24.9        28.8        5.2
                          --------     -----------    -------     ---------    ------   ---------    -------    ---------    -------
    Subtotal                93            72.4%        4.6         $138.69      2.1%     $100.45      9.1%        31.5%       1.1
    Triple Net Lease (2)    15            73.6         6.4           92.86      3.0        68.34      12.8        31.8        4.0
                          --------     -----------    -------     ---------    ------   ---------    -------    ---------    -------
    Total                   108           72.6%        4.8         $133.44      2.1%      $96.83      9.4%       31.5%        1.3



  (1) We define Adjusted Comparable hotels and resorts as properties owned as of June 30, 2004, and exclude properties that were opened or underwent significant renovations during the periods being compared, changed reporting periods during the periods being compared, or are held for sale. For Adjusted Comparable hotels and resorts acquired during the periods being compared, operating data for our non-ownership period are included.

  (2) Our operating results include only lease payments from these properties, as we do not directly participate in their operating revenues or expenses.

  (3)   EBITDA Margin is calculated as EBITDA divided by Total Revenues.


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